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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of MegaWest Energy Corp.

We consent to the inclusion in this annual report on Form 20-F of:

  our auditors' report dated August 28, 2008 on the consolidated balance sheet of MegaWest Energy Corp. (the "Company") as at April 30, 2008 and 2007 and the consolidated statements of operations and deficit, comprehensive loss and accumulated other comprehensive loss and cash flows for each of the years in the two-year period ended April 30, 2008;

  our audit report on the reconciliation to United States GAAP dated August 28, 2008;

  our comments by Independent Registered Chartered Accountants on Canada-United States of America Reporting Differences dated August 28, 2008; and

  our report of Independent Registered Public Accounting Firm dated August 28, 2008 on the Company's internal control over financial reporting as of April 30, 2008,

each of which is contained in this annual report on Form 20-F of the Company for the fiscal year ended April 30, 2008.

Calgary, Canada
August 29, 2008

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